Exhibit 99.1

              PMC-Sierra CFO Notifies Company of Intent to Resign
                           after Transitional Period


    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 6, 2006--

         Company's Q2 2006 revenues in-line with prior outlook

    PMC-Sierra, Inc. (Nasdaq:PMCS) today announced that Alan Krock, Vice President and Chief Financial Officer, has given notice that he will be leaving the Company for personal reasons following a reasonable transitional period. Mr. Krock joined the Company in his capacity as VP Finance and CFO in November 2002.
    The Company is also providing an update to its revenue outlook for the second quarter of 2006. For the three-month period ending July 2nd, the Company's revenue is expected to be at the mid-point of the revenue range provided during the Company's webcast conference call on April 20, 2006 following its first quarter earnings results. At that time, the revenue outlook provided for the second quarter of 2006 was $108 million to $112 million, excluding revenues from the acquisition of Passave Inc. that closed on May 4th, 2006. In addition, it is expected that PMC-Sierra will receive revenues of approximately $8.5 million to $9.0 million from the Passave acquisition in the second quarter of 2006.
    Management will be releasing its second quarter 2006 earnings results on July 20th, 2006 and will provide guidance for the third quarter of 2006 during a conference call at 1:30 p.m. Pacific Time on that date. To listen to the call, investors can access an audio webcast of the conference call on the Financial Events and Calendar section at http://investor.pmc-sierra.com/.
    A replay of this webcast will be posted and available two hours after the conference call has been completed. To listen to the conference call live by telephone, please dial 719-457-2693 approximately 10 minutes before the start time. A telephone replay will be available 15 minutes after the completion of the call and can be accessed by dialing 719-457-0820 (replay access code is 9967412). A replay of the webcast will be available for five business days.

    Safe Harbor Statement

    PMC-Sierra forward-looking statements are subject to risks and uncertainties. Actual results may differ from these projections. The second quarter revenue estimates are subject to closing of the Company's accounting records for the quarter and to review by the Company's management and auditors. The Company's SEC filings describe more fully the risks associated with the Company's business including PMC-Sierra's limited revenue visibility due to variable customer demands, orders with short delivery lead times and customer concentration. The Company does not undertake any obligation to update the forward-looking statements.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of high-speed broadband communications semiconductors, storage semiconductors and microprocessors for metro, access, fiber to the home, wireless infrastructure, storage laser printers and customer premises equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2006. All rights reserved. Tachyon is a registered trademark of PMC-Sierra, Inc. PMC, PMCS, PMC-Sierra, and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owners

    CONTACT: PMC-Sierra, Inc.
             Alan Krock, Vice President & CFO
             408-988-1204
             or
             David Climie, VP Marketing Communications
             408-988-8276
             or
             Susan Shaw, Manager, Communications
             408-988-8515